UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 3, 2020

LEXINGTON REALTY TRUST
(Exact name of registrant as specified in its charter)

Maryland		001-2386	13-3717318
(State or other jurisdiction of incorporation)		(Commission File Number)	(I.R.S. Employer Identification No.)

One Penn Plaza, Suite 4015,	New York,	New York	10119-4015
(Address of Principal Executive Offices)			(Zip Code)
(212) 692-7200
Registrant's telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Shares of beneficial interest, par value $0.0001 per share, classified as Common Stock	LXP	New York Stock Exchange
6.50% Series C Cumulative Convertible Preferred Stock, par value $0.0001 per share	LXPPRC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01.    Other Events.

On June 3, 2020, Lexington Realty Trust (the "Trust") announced the full exercise of the option to purchase 2,250,000 additional shares of the Trust’s shares of beneficial interest, par value $0.0001 per share, classified as common stock ("Common Shares") pursuant to an Underwriting Agreement, dated as of May 11, 2020, between Morgan Stanley & Co. LLC and BofA Securities, Inc., on the one hand, and the Trust, on the other hand. The issuance of the additional 2,250,000 common shares closed on June 3, 2020. The full exercise of the option to purchase the additional shares brings the total number of Common Shares sold in the offering to 17,250,000. Aggregate net proceeds to Lexington from the offering, after deducting offering expenses, were approximately $164.3 million.

The offering was made pursuant to the Trust’s effective shelf registration statement on Form S-3ASR (File No. 333-223257) filed with the Securities and Exchange Commission and effective as of February 27, 2018, a preliminary prospectus supplement relating to the Common Shares, dated May 11, 2020, and a final prospectus supplement relating to the Common Shares, dated May 11, 2020.

On June 3, 2020, the Trust issued a press release relating to the exercise of the option to purchase additional Common Shares. A copy of the press release is attached as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release issued June 3, 2020

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lexington Realty Trust

Date: June 3, 2020	By:	/s/ Beth Boulerice
Beth Boulerice
Chief Financial Officer